Exhibit 10.22
SEVERANCE AGREEMENT
          THIS SEVERANCE AGREEMENT (this “Agreement”) is made effective as of October 12, 2009 (the “Effective Date”), by and between Forestar Group Inc., a Delaware corporation (the “Company”), and Phillip J. Weber (the “Executive”).
          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows:
          1. Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until the earlier of (i) the third anniversary of the Effective Date or (ii) the occurrence of a Change in Control as such term is defined in that certain Change in Control Severance Agreement by and between the Company and the Executive dated as of even date herewith, as it may be amended from time to time (such agreement, the “CIC Agreement” and such a Change in Control, a “Change in Control”).
          2. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the conditions described herein, to pay or provide to the Executive the payments and benefits described herein. This Agreement shall not be construed as creating an express or implied contract of employment or to limit the ability of the Company or its affiliates to terminate the employment of the Executive at any time for any reason and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company or its affiliates.
          3. The Executive’s Covenants. Subject to the Executive’s right to terminate his employment for Good Reason as described below, the Executive agrees that he will remain in the employ of the Company until the earliest of the third anniversary of the Effective Date, a Change in Control or the termination by the Company of the Executive’s employment for any reason.
          4. Entitlement to Benefits.
          (a) Subject to the provisions in the remainder of this Section 4, if (but only if) the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason (as such terms are defined below), in either case during the Term:
          (i) The Company will pay to the Executive a lump sum cash payment equal to the sum of (i) his then-current annual base salary and (ii) his target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which such termination occurs (the “Severance Payment”).

          (ii) For the one-year period immediately following the date of such termination and in satisfaction of the Company’s COBRA obligations in respect of such period, the Company shall arrange to provide the Executive and his dependents life, accidental death and dismemberment, medical and dental benefits substantially similar to those provided to the Executive and his dependents immediately prior to the date of termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence, provided that such health and welfare benefits shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code. To the extent that health and welfare benefits of the same type are received by or made available to the Executive during the one-year period following the Executive’s date of termination (which such benefits received by or made available to the Executive shall be reported by the Executive to the Company’s insurance provider or other appropriate party in accordance with any applicable coordination of benefits provisions), the benefits otherwise receivable by the Executive pursuant to this Section 4(a)(ii) shall be made secondary to such benefits, provided that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.
          (iii) The Executive shall be credited with an additional year of service for purposes of determining the extent to which he is vested in any then otherwise unvested or restricted equity or equity-based incentive compensation awards to the extent they are subject to service-based vesting conditions (including in satisfaction of any service-based vesting component of awards that are also subject to performance-based vesting conditions, provided that any such performance-based vesting conditions shall remain in effect in accordance with their terms).
          (iv) The Company shall reimburse the Executive in accordance with its standard practices for expenses incurred for outplacement services suitable to the Executive’s position for a period of one (1) year following the date of such termination (or, if earlier, until the first acceptance by the Executive of an offer of employment) in an amount not exceeding ten percent (10%) of the sum of the Executive’s annual base rate of salary as in effect immediately prior to the date of termination (or, if more favorable to the Executive, the Executive’s annual base rate of salary as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason).
          (b) In no event shall the Executive be entitled to payments or benefits under this Agreement if he becomes entitled to any payments or benefits under the Change in Control Agreement, including by reason of a termination of employment before a Change in Control under the circumstances described in the second sentence of Section 6.1 of the CIC Agreement

          (c) The Executive’s entitlement to the payments and benefits described in the foregoing provisions of this Section 4 shall be conditioned in their entirety upon the Executive timely executing and not revoking a release of claims against the Company and its agents and affiliates in a form reasonably satisfactory to the Company. The Company shall provide such form of release to the Executive not later than five (5) days after the termination of his employment with the Company. Provided the Executive has timely executed and not revoked such release of claims and subject to Section 13 hereof, the Severance Payment shall be paid to the Executive on the date that is sixty (60) days after his termination of employment.
          5. Notice of Termination. Any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by notice from one party hereto to the other in accordance with Section 8 hereof, which notice in the case of a termination by the Company for Cause or by the Executive for Good Reason shall specifically identify the circumstances constituting Cause or Good Reason, as the case may be. Subject to the Company’s right to cure any circumstances otherwise constituting Good Reason as set forth in Section 12(b) hereof, the Executive’s termination of employment for Good Reason shall become effective on the sixth (6th) day after such notice is given.
          6. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 4(a)(ii) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
          7. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, provided that the obligations of the Executive are personal and may be performed only by him.
          8. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by local courier, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (c) one day after timely delivery to an overnight delivery courier addressed as follows:
     To the Company:
6300 Bee Cave Road
Building Two, Suite 500
Austin, TX 78746
Facsimile: (512) 433-5203
Attention: General Counsel

     To the Executive:
          At the address of the Executive as maintained from time to time on the payroll system of the Company
Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.
          9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized representative of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by the Executive or the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its principles of conflicts of law. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.
          10. Validity and Construction. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
          11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          12. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
          (a) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination for Good Reason by the Executive pursuant to Section 5 hereof) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Board of Directors of the Company believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

          (b) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) of (i) a material reduction in the Executive’s authority, duties or responsibilities, which for purposes of this Agreement shall include only the assignment to the Executive of any duties substantially inconsistent with the Executive’s status as a senior executive officer of the Company, or (ii) a material reduction in the Executive’s annual base salary, provided that the Executive may not assert Good Reason in respect of any act or failure to act otherwise constituting Good Reason under this Section 12(b) unless asserted in a notice of termination pursuant to Section 5 hereof given within ninety (90) days following the date of the first occurrence otherwise constituting Good Reason, and provided further that the Company shall not have cured such reduction (in authority, duties or responsibilities or of base salary, as the case may be) within five (5) days following notice from the Executive of his termination for Good Reason.
          13. General 409A Compliance. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement, and no payments shall be due to the Executive under this Agreement which are payable upon the Executive’s termination of employment, until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Executive’s termination of employment shall instead be paid on the first (1st) business day after the date that is six (6) months following the Executive’s termination of employment (or upon the Executive’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement, (a) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (b) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FORESTAR GROUP INC.
/s/ James M. DeCosmo
James M. DeCosmo
President and Chief Executive Officer

/s/ Phillip J. Weber
PHILLIP J. WEBER